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                               [HSBC LETTERHEAD]



                                                                  EXHIBIT 10.11


                                                              November 20, 1998


Mr. Dominic Mammola
Cyrk, Inc.
21 Pond Road
Gloucester, MA 01930-1886


      Re:  Banking Facilities - USD50,000,000
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Dear Nick:

      We are pleased to inform you that Wells Fargo HSBC Trade Bank, N.A. ("Bank"), has committed to make banking facilities available to Cyrk, Inc. ("Borrower") substantially upon the terms and conditions outlined below:

1.0   AMOUNT AND NATURE OF MAIN LINE.

1.1 Up to an aggregate amount of USD50,000,000 for the overall facility ("Main Line").

      Within the limits of the Main Line:

1.2 Up to an aggregate amount of USD10,000,000 shall be available for Revolving Loans ("Revolving Loans").

1.3 Up to an aggregate amount of USD50,000,000 shall be available for Loans Against Imports for up to 90 days to finance drawings under Commercial Documentary Credits ("Loans Against Imports").

1.4 Up to an aggregate amount of USD1,000,000 shall be available for the issuance of Standby Documentary Credits for validity periods of up to 364 days.

1.5 Up to an aggregate amount of USD2,650,000 shall be available for the issuance of a Standby Documentary Credit in favor of Midland Bank PLC to indemnify Midland Bank against their offering a facility to Borrower's European office. This sub-facility will be eliminated once ADCIP (as defined below) is implemented.

      THE AGGREGATE AMOUNT OUTSTANDING AT ANY TIME UNDER THE MAIN LINE AND ADCIP SHALL NOT EXCEED USD50,000,000.

2.0   ADCIP FACILITY.

2.1 Up to an aggregate amount of USD50,000,000 shall be available for the issuance of Commercial Documentary Credits under the Hong Kong and Shanghai Banking




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      Corporation Limited's ("HSBC") Asian Documentary Credits Issuance Program
      ("ADCIP"). This facility will be offered to Borrower by HSBC under a separate commitment letter.

      THE AGGREGATE AMOUNT OUTSTANDING AT ANY TIME UNDER THE MAIN LINE AND ADCIP SHALL NOT EXCEED USD50,000,000.

3.0   BORROWING AND REPAYMENT.

3.1 Revolving Loans shall be available to a maximum of 80% of Borrower's eligible accounts receivable as determined by Bank upon review of such documents as Bank may require, plus 50% of the value of Borrower's eligible inventory.

      Eligible accounts receivable shall include those accounts resulting from the sale of private label or Cyrk branded merchandise which have been due for no more than 90 days. Additionally, if 25% of any account is past due more than 90 days, the entire receivable for that account will be taken out of the borrowing base. No account may represent more than 20% of aggregate outstanding receivables other than receivables to those companies that have been previously approved by Bank. Eligible accounts receivable shall exclude accounts which relate to inventory which, at that date, is included in eligible inventory.

      Other criteria for eligibility shall be included in the loan documents evidencing this commitment.

      Eligible inventory shall include only private label and Cyrk branded merchandise indicated by Borrower's inventory valuation reports and shall exclude private branded merchandise and work in progress.

3.2 The Main Line will be available to 9/30/99. Prior to the termination date, Borrower may borrow, repay and reborrow under the Main Line.

4.0   PURPOSE.

4.1 To finance the importation of various consumer products from Asia and to support Borrower's working capital requirements.

5.0   INTEREST AND FEES.

5.1 INTEREST. Loans Against Imports and Revolving Loans shall bear interest at Borrower's option at either: (i) LIBOR plus 175 basis points, per annum; or (ii) the Prime Rate (as defined below). LIBOR contract periods may be for 30, 45, 60 or 90 days.



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      The "Prime Rate" is the rate of interest publicly announced by Wells Fargo
      Bank, National Association ("Wells Fargo") in San Francisco, California from time to time as its "Prime Rate", and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Wells Fargo.

      Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest on Revolving Loans and Loans Against Imports will be payable monthly.

5.2   FEES.

      A non-utilization fee equal to 3/8% per annum on the unused portion of the Main Line described herein (to be calculated using the aggregate amount outstanding under the Main Line and ADCIP), payable quarterly in arrears OR a facility fee of 1/4% per annum to be negotiated.

      Standby Documentary Credits: 3/4% per annum on the face amount of each Standby Documentary Credit.

      Standby Documentary Credit in favor of Midland Bank PLC: 1 l/4% per annum on the face amount of the Standby Documentary Credit.

      Fees relating to Commercial Documentary Credits shall be set forth in the HSBC commitment letter.

      All other fees are subject to Bank's standard tariff as may be amended from time-to-time, copy attached.

6.0   MANDATORY PREPAYMENTS.

6.1 Borrower will prepay either the Revolving Loans or the Loans Against Imports to the extent necessary so that the aggregate amount outstanding under the Main Line and ADCIP does not exceed USD50,000,000.

7.0   COLLATERAL.

7.1 As security for the facility Borrower shall grant to Bank a first priority perfected security interest in all Borrower's personal property including, but not limited to, accounts receivable, inventory, equipment, fixtures, instruments, documents, chattel paper, general intangibles and books and records relating thereto (collectively the "Collateral"); Bank may, at its sole discretion, consent to Borrower's granting a lien senior to that of Bank on certain specific items of equipment securing the unpaid purchase price thereof.



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8.0   CONDITIONS PRECEDENT TO CLOSING.

      Usual and customary for transactions of this nature including but not limited to:

8.1 Borrower shall execute, or cause to be executed, and deliver to Bank any and all promissory notes, contracts, instruments and other documents, including without limitation a credit agreement, required by Bank to evidence Bank's extension of credit pursuant to the terms and conditions of this letter, all of which shall include such representations, warranties, conditions, covenants and events of default as Bank deems appropriate, which shall be in addition to the terms and conditions stated in this letter. The loan documents will be prepared by counsel to Bank.

8.2 No misrepresentation or material omission shall have been made by Borrower to Bank with respect to Borrower's business operations or financial condition.

8.3 Since December 31, 1997, there shall not have been any adverse change, or any development involving a prospective adverse change in or affecting the business, prospects, management, financial position, shareholders' equity or results of operations of Borrower or its subsidiaries, which Bank, in its judgment, deems material.

8.4   Delivery of an opinion of counsel to Borrower.

9.0   CONDITIONS TO BORROWING.

9.1 After the credit agreement is signed, the obligations of Bank to make the first loan will be subject to receipt of customary documents satisfactory to Bank. The obligations of Bank to make each loan will be subject to all representations and warranties remaining true and correct, no material adverse change relating to Borrower or its subsidiaries having occurred since the date of latest audited financial statements delivered to Bank before closing, and no event of default or potential default existing or resulting from the loan.

10.0  REPRESENTATIONS AND WARRANTIES.

10.1 As customary for similar financings, including the following, applicable to Borrower and its subsidiaries: proper corporate status and authority; loan documents valid, binding and enforceable against Borrower; loan documents do not violate laws or existing agreements or requiring governmental, regulatory or other approvals: payment of taxes; no litigation that may have a material adverse effect; perfection of liens; compliance with ERISA, environmental and other laws and regulations; no adverse agreements, existing defaults or non-permitted liens; full disclosure; financial statements true and correct.



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11.0  PRINCIPAL COVENANTS.

11.1 GENERAL COVENANTS. As customary for similar financings including, but not limited to: covenants restricting Borrower's and its subsidiaries' ability to: borrow from others; create or permit liens on assets; change the nature of Borrower's business; sell a substantial part of Borrower's assets; make distributions to shareholders; acquire unrelated businesses; and guaranty debts of others.

11.2  FINANCIAL CONDITION COVENANTS.

      TANGIBLE NET WORTH. On a consolidated basis, maintain a minimum Tangible Net Worth of no less than USD75,000,000 through the term of the commitment. Tangible Net Worth is defined as Net Worth less Goodwill, Investments in Affiliates, Accounts Receivable from Affiliates, and Accounts Receivable from Shareholders and Officers.

      On an unconsolidated basis, maintain a minimum Tangible Net Worth of no less than USD50,000,000 through the term of the commitment. Tangible Net Worth is defined as Net Worth less Goodwill, Investments in Affiliates, Accounts Receivable from Affiliates, and Accounts Receivable from Shareholders and Officers.

      TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. On a consolidated basis, maintain a maximum ratio of Total Liabilities to Tangible Net Worth of no more than 2.00:1.00 through the term of the commitment.

      On an unconsolidated basis, maintain a maximum ratio of Total Liabilities to Tangible Net Worth of no more than 1.00:1.00 through the term of the commitment.

      CURRENT RATIO. On a consolidated basis, maintain a minimum Current Ratio of no less than 1.25:1.00 through the term of the commitment. Current Ratio is defined as Current Assets less Accounts Receivable from Affiliates and Accounts Receivable from Shareholders and Officers divided by Current Liabilities.

      On an unconsolidated basis, maintain a minimum Current Ratio of no less than 1.50:1.00 through the term of the commitment. Current Ratio is defined as Current Assets less Accounts Receivable from Affiliates and Accounts Receivable from Shareholders and Officers divided by Current Liabilities.

      QUICK RATIO. On an unconsolidated basis, maintain a minimum Quick Ratio of no less than 1.00:1.00 through the term of the commitment. Quick Ratio is defined as Cash plus Trade Accounts Receivable divided by Current Liabilities.



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      MAXIMUM NET LOSS. On a consolidated basis, maintain a maximum net loss of no more than USD12,000,000 for any four consecutive fiscal quarters. Beginning 1/1/99, Borrower and its subsidiaries shall maintain a profitable operation.

      On an unconsolidated basis, maintain a maximum net loss of no more than USD15,000,000 for four consecutive four fiscal quarters. Beginning 1/1/99, Borrower and its subsidiaries shall maintain a profitable operation.

12.0  EVENTS OF DEFAULT.

12.1 As customary for similar financings, including the following, applicable to Borrower and its subsidiaries: failure to make payments when due; breach of any representation or warranty; breach of any covenant continuing beyond cure period; default under any other loan obligation; bankruptcy or insolvency event; unpaid judgment; adverse ERISA event; material adverse change; invalidity of any of the loan documents; change in control.

13.0  ADDITIONAL TERMS AND PROVISIONS,

13.1 Whether or not the credit agreement is executed, Borrower shall (i) be liable for and shall pay to Bank immediately upon demand, all fees and expenses, including fees and expenses of outside counsel and allocated costs of internal counsel, expended or incurred by Bank in connection with the preparation of the credit agreement and any other loan documents and
      (ii) indemnify Bank prospective lenders and their respective directors, officers and employees against all claims asserted and losses, liabilities and expenses incurred in connection with the Main Line.

13.2 Bank will arrange an independent receivable and inventory audit to be completed twice annually. The costs of such audit shall be paid for by Borrower.

14.0  ASSIGNMENTS AND PARTICIPATIONS.

14.1 A lender may grant assignments or participations in all or any portion of its loans or commitments under the Main Line. Assignments will be in minimum amounts of $5,000,000. If any portion of the Main Line is assigned by Bank to another lender, then Bank shall act as administrative agent.

15.0  REQUIRED LENDERS.

15.1 One or more lenders holding at least 51% of outstanding loans and commitments under the Main Line.




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16.0  GOVERNING LAW.

16.1  State of California

17.0  SURVIVAL.

17.1 The obligations to indemnify Bank and each other indemnified person and to pay such legal and other expenses shall remain effective until the initial funding under a definitive credit agreement and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive credit agreement.

      Your execution and delivery of this letter to us on or before December 4, 1998 shall constitute acceptance of the foregoing terms and conditions. Unless so accepted or terminated, this commitment shall expire on December 4, 1998. If the loan documentation required by Bank, in its sole discretion, as necessary to carry out the effects and purposes hereof, is not completed and credit has not been extended by Bank to Borrower hereunder for any reason by December 31, 1998, then this commitment shall expire on said date.


                                            Sincerely,


                                            /s/ Kathryn Yung

                                            Kathryn Yung
                                            Relationship Manager
                                            (415) 396-4353


                                            AGREED AND ACCEPTED


                                            By: /s/ Dominic F. Mammola
                                                -------------------------------
                                            Its: CFO
                                                 ------------------------------
                                            Date: 12/3/98
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